SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Agreement") is made and entered into as of the 12th day of August, 2013, by and among AJW Master Fund, Ltd., AJW Master Fund II, Ltd., AJW Offshore, Ltd., AJW Partners, LLC, AJW Partners II, LLC, AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC and New Millennium Capital Partners III, LLC (each individually a "Fund" and, collectively, the "Funds") acting by their Joint Liquidators, Ian D. Stokoe and David A.K. Walker (together, the "Joint Liquidators") of PwC Corporate Finance and Recovery (Cayman) Ltd., on one hand, and Kiwa Bio-tech Products Group Corp. ("Kiwa"), on the other. Each of the Funds and Kiwa is a "Party" and collectively, are the "Parties."

WHEREAS, the Funds, on the one hand, and Kiwa, on the other hand, desire to compromise and settle fully and finally, by the execution of this Agreement, all claims, causes of action, judgments and debts of any kind whatsoever, whether known or unknown, that arise or could have arisen from Kiwa's failure to pay the amounts due to the Funds as required under any debts to the Funds, including but not limited to their Callable Secured Convertible Notes (the "Notes") issued on or about June 29, 2006, August 15, 2006, October 31, 2006, and January 31, 2008, with a total principal amount of $2,112,917;

NOW, THEREFORE, in full compromise, release and settlement, accord and satisfaction, and discharge of all claims or causes of action, known or unknown, that arise or could have arisen out of Kiwa's failure to pay its indebtedness under any debts to the Funds as outlined above, for and in consideration of the above recitals and the mutual promises, covenants and agreements set forth herein, and the benefits flowing therefrom, and other good and valuable consideration, the adequacy of which the Parties hereby acknowledge for all purposes, including the purpose of enforcing this Agreement, the Parties covenant and agree as follows:

1.1 Settlement Payments

Cash Payments:

Kiwa shall make a cash payment of $75,000 (the "Settlement Payment") to the AJW Funds within 30 days of the execution of this Agreement.

Kiwa will make the Settlement Payment by wire transfer of immediately available funds to the following bank account:

To:	Deutsche Bank Trust Company Americas
SWIFT Code:	BKTRUS33
Chips UID:	0103
ABA:	021 001 033
For account:	Deutsche Bank (Cayman) Limited
Account number:	04-415-529

SWIFT:	DEUTKY22
Beneficiary:	AJW Master Fund II, Ltd
Account:	02CCR/692590
Reference:	Kiwa

1.2 Allocation of Cash Consideration

The Settlement Payment provided by Kiwa pursuant to this Section 1 shall be allocated amongst the Funds pro rata according to the respective amount of indebtedness held by each Fund at such time as determined by the sole discretion of the Joint Liquidators.

2. Releases:

Contingent and effective upon receipt of and clearance of the Settlement Payment, each of the Funds, acting by their Joint Liquidators, and their current, former and successor members, officers, employees, attorneys, managers, successors, assigns, directors, shareholders, insurers, reinsurers, parents, subsidiaries, and affiliates, will irrevocably and unconditionally relieve, release, acquit and forever discharge Kiwa, its current, former, and successor officers, employees, attorneys, successors, assigns, directors, shareholders, insurers, reinsurers, parents, subsidiaries, and affiliates, of and from any and all claims, debts, damages, demands, liabilities, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys' fees and expenses, punitive damages, additional damages, treble damages, and interest, of whatever kind or character, and all constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law, or otherwise, whether known or unknown to the Parties, including any claims made pursuant to any rules or regulations of any insurance regulatory bodies or insurance industry organizations, whether foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, for any incidents, including those past and present, which may have existed prior to, or contemporaneously with, the execution of this Agreement that arise or could have arisen out of, or directly or indirectly relate to, Kiwa's failure to pay the Funds on the indebtedness and accrued interest under the Notes.

Contingent and effective upon receipt of and clearance of the Settlement Payment, Kiwa will irrevocably and unconditionally relieve, release, acquit and forever discharge each of the Funds, and each of their current, former, and successor members, officers, employees, attorneys, managers, successors, assigns, directors, shareholders, insurers, reinsurers, parents, subsidiaries, liquidators, receivers, and affiliates, of and from any and all claims, debts, damages, demands, liabilities, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys' fees and expenses, punitive damages, additional damages, treble damages, and interest, of whatever kind or character, and all constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law, or otherwise, whether known or unknown to the Parties, including any claims made pursuant to any rules or regulations of any insurance regulatory bodies or insurance industry organizations, whether foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, for any incidents, including those past and present,

which may have existed prior to, or contemporaneously with, the execution of this Agreement that arise or could have arisen out of, or directly or indirectly relate to, Kiwa's failure to pay the Funds on the indebtedness and accrued interest under the Notes.

If Kiwa does not make the Settlement Payment in full and within the required time period, these Releases shall be null and void.

The parties release any rights under California Civil Code 1542, which provides that: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

3. Representations and Warranties:

3.1 Each of the Parties represents and warrants, as of the date of this Agreement, as follows:

(a) it is an entity duly organized, validly existing and in good standing or in liquidation under the laws of its jurisdiction of organization;

(b) the execution, delivery and performance of this Agreement does not and will not violate or conflict with any obligation by which it or its assets are bound, whether arising by contract, operation of law or otherwise;

(c) the execution and delivery of this Agreement and the consummation and performance of the transactions contemplated hereby are within its power and authority and have been duly authorized by all necessary corporate and other action;

(d) no consent, approval or authorization of any other person is required for its execution and delivery of this Agreement or the performance of its obligations hereunder;

(e) the person executing this Agreement on its behalf has the full the authority to execute this Agreement on its behalf; and

(f) this Agreement when executed and delivered will be a legal, valid and binding agreement, enforceable against it in accordance with its terms.

3.2 The Funds each further represent and warrant that, together, they are the sole rightful owner of the Notes and that no other party has any rights under the Notes to receive payments in respect thereof.

3.3 The releases in Section 2 above are being provided in reliance upon the representations and warranties contained in Section 3.1(a), and, in the event that the representations and warranties contained in Section 3.1(a) prove false or misleading, the release granted in favor of the Party making such false or misleading representation and warranty shall accordingly be null and void.

4. Further Assurances:

Each Party shall (at its own expense) promptly execute and deliver all such documents, and do all such things, as may from time to time be required for the purpose of giving full effect to the provisions of this Agreement.

5. No Personal Liability of the Joint Liquidators:

Kiwa hereby acknowledges and agrees that (a) the Joint Liquidators are entering into this Agreement solely in their capacity as the Joint Liquidators of the Funds, (b) nothing in this Agreement shall give rise to any personal liability of the Joint Liquidators and (c) recovery for any claim which is brought against the Joint Liquidators, who enter into this Agreement on behalf of the Funds, shall be limited to the assets of the Funds, or any of them, as the case may be.

6. No Assignment:

The Parties represent that they have not previously assigned, transferred or granted, or purported to assign, transfer or grant any of the claims or obligations released by this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other Party.

7. Severability:

If a court of competent jurisdiction determines that any provision or term of this Agreement is illegal, invalid, or unenforceable, such provision or term shall be fully severable and such illegality, invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

8. Entire Agreement:

This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, regarding this matter. All prior and contemporaneous negotiations and agreements of any nature regarding the subject matter of this Agreement are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement. This Agreement shall not be modified, waived, amended or terminated without the express written consent of each of the Parties.

9. Governing Law and Jurisdiction:

Notwithstanding the place where this Agreement may be executed by the Parties hereto, the Parties expressly agree that all terms and provisions hereof shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed, and to transactions wholly consummated, within New York (without giving effect to any conflicts of law principles under New York law), and the state and Federal courts of the State of New York located in New York County (Manhattan) are hereby granted exclusive jurisdiction with respect to any suits arising out of or with respect to this Agreement.

10. Counterparts:

It is understood and agreed that this Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument. Faxed or PDF copies of signatures shall be treated as originals.

11. Construction:

The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

12. Headings:

The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto, each intending to be legally bound hereby, have caused this agreement to be executed as of the date first written above.

For and on behalf of:

AJW Master Fund, Ltd.
AJW Master Fund II, Ltd.
AJW Offshore, Ltd.
AJW Partners, LLC
AJW Partners II, LLC
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
New Millennium Capital Partners III, LLC

By: __________________________
Printed Name: Ian D. Stokoe
Title: Joint Liquidator

KIWA BIO-TECH PRODUCTS GROUP CORPORATION

By: __________________________
Printed Name: Wei Li
Title: Chief Executive Officer and Chairman

IN WITNESS WHEREOF, the Parties hereto, each intending to be legally bound hereby, have caused this agreement to be executed as of the date first written above.

For and on behalf of:

AJW Master Fund, Ltd.
AJW Master Fund II, Ltd.
AJW Offshore, Ltd.
AJW Partners, LLC
AJW Partners II, LLC
AJW Qualified Partners, LLC
New Millennium Capital Partners II, LLC
New Millennium Capital Partners III, LLC

By: ______________________
Printed Name: Ian D. Stokoe
Title: Joint Liquidator

KIWABIO-TECH PRODUCTS GROUP CORPORATION

By: ______________________
Printed Name: Wei Li
Title: Chief Executive Officer and Chairman